U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ____________________
FORM 8-A
For Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934
PROVIDENT ENERGY LTD. (Exact name of registrant as specified in its charter)
Alberta, Canada (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employment Identification No.)
Suite 2100, 250 – 2nd Street S.W. Calgary, Alberta, Canada (Address of principal executive offices)	T2P 0C1 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered: Common Shares, no par value Rights to Purchase Common Shares	Name of each exchange on which each class is to be registered: New York Stock Exchange New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act:

INFORMATION REQUIRED IN REGISTRATION STATEMENT

On January 1, 2011, Provident Energy Trust (“Provident”) completed a court-approved statutory plan of arrangement (the “Arrangement”) pursuant to which unitholders of Provident exchanged their trust units in Provident for common shares of Provident Energy Ltd. (“PEL”), a corporation formed on the amalgamation of two corporations that immediately prior to the consummation of the Arrangement were wholly-owned subsidiaries of Provident.  PEL has the same assets, liabilities, directors, management and employees that Provident had prior to completion of the Arrangement.  The Arrangement was effected pursuant to Section 193 of the Business Corporations Act (Alberta).  Pursuant to the Arrangement, among other things, each issued and outstanding trust unit of Provident was exchanged for one newly issued common share of PEL.

As a result of the Arrangement, PEL became the successor issuer to Provident under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will succeed to Provident’s reporting obligations thereunder.  Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the common shares of PEL are deemed to be registered under paragraph (b) of Section 12 of the Exchange Act.  Set forth in Item 1 below is a description of the common shares of PEL.

Item 1.                                Description of Registrant’s Securities to be Registered.

The classes of securities to be registered hereby are common shares , no par value, of PEL, a corporation organized under the laws of the Province of Alberta, Canada, and rights to purchase such common shares that were granted pursuant to a Shareholder Rights Plan (the “New Rights Plan”) governed by Shareholder Rights Plan Agreement, dated as of January 1, 2011, between PEL and Computershare Trust Company of Canada, as rights agent (the “New Agreement”).

Common Shares

A description of the common shares of PEL is set forth in the Information Circular and Proxy Statement of Provident, dated October 29, 2010, furnished by Provident to the SEC on Form 6-K on December 6, 2010 (the “Circular”),under the headings “The Conversion—Effect of Conversion of Unitholders”, “The Conversion—Dividend Policy”, “Certain Canadian Federal Income Tax Considerations”, “Certain United States Federal Income Tax Considerations”, “Information Concerning Provident Energy Ltd.—Description of Capital Structure”, “Information Concerning Provident Energy Ltd.—Pro Forma Consolidated Capitalization” and “Information Concerning Provident Energy Ltd.—Dividend Record and Policy”, all of which description is incorporated herein by reference.  The foregoing description is only a summary of certain terms and conditions of the common shares and is qualified in its entirety by reference to the Articles of Amalgamation, By-Laws and specimen common share certificate of PEL, which have been filed as exhibits hereto and are incorporated by reference herein.

Rights to Purchase Common Shares Pursuant to New Rights Plan

On July 14, 2010, the board of directors of the administrator of Provident approved the entering into of a Unitholder Rights Plan Agreement, dated as of July 15, 2010, with respect to a

Unitholder Rights Plan (the “Old Rights Plan”).  In connection with the Arrangement and upon receipt of the approval of Provident’s unitholders, the Old Rights Plan was terminated and replaced with the New Rights Plan.  The New Rights Plan contains rights, terms and conditions that are substantially identical to the Old Rights Plan.

A description of the New Rights Plan is set forth in the Circular, under the heading “Other Matters to be Considered at the Meeting—Approval of Shareholder Rights Plan”, all of which description is incorporated herein by reference.  The foregoing description is only a summary of certain terms and conditions of the New Rights Plan, and is qualified in its entirety by reference to the text of the New Agreement, which is included as Appendix “D” in the Circular.

Item 2.                                Exhibits.

See the Exhibit Index hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  January 1, 2011.

PROVIDENT ENERGY LTD.

By:	/s/ Douglas Haughey
Name: Douglas Haughey
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Amalgamation
3.2	By-Laws of Provident Energy Ltd.
4.1	Specimen Common Share Certificate
4.2
Form of Shareholder Rights Plan Agreement, dated as of January 1, 2011, between Provident Energy Ltd. and Computershare Trust Company of Canada, as rights agent (incorporated by reference to Appendix “D” to the Information Circular and Proxy Statement of Provident Energy Trust, dated October 29, 2010, furnished by Provident Energy Trust to the SEC on Form 6-K on December 6, 2010)

4.3	Form of Rights Certificate (included as part of Exhibit 4.2 hereto)